                                                                  Rule 424(b)(3)
                                                                       333-58863


                              BRIGHTPOINT, INC.

                    Supplement dated September 2, 1998 to
                        Prospectus dated July 29, 1998


     The following table sets forth certain updated information concerning the Selling Stockholders and their beneficial ownership of the Company's Common Stock as listed under the caption "Selling Stockholders" in the Company's July 29, 1998 Prospectus.



                                                                          Percentage
                      Beneficial Ownership                                of Shares
                      of Shares of Common   Shares to be   Shares Owned   Owned After
                      Stock                 Sold in the    After the      the
Selling Stockholder   Prior to Sale         Offering       Offering       Offering
-------------------   -------------------   ------------   ------------   -----------
Brian Firestone(1)     82,475                47,422         35,053        *

Norman Olson(1)        35,738                15,808         19,930        *

Leung Chi Kong,       361,344               161,344        200,000        *
Eric(2)



     ---------------
     *    Less than 1%.

     (1) Mr. Firestone and Mr. Olson received their shares in connection with the Company's acquisition of Wireless Fullfillment Services, LLC from Wireless Stockroom, Inc. Mr. Firestone, the former President and principal stockholder of Wireless Stockroom, Inc., which was dissolved in June 1998, is an employee of Wireless Fullfillment Services, LLC, a subsidiary of the Company.

     (2) Leung Chi Kong, Eric became an employee of Brightpoint China Limited, a subsidiary of the Company, during 1997, in connection with the Company's acquisition of certain assets of Legend International (Asia) Limited, and remains an employee.